EXHIBIT 16.1

November 7, 2024

Securities and Exchange Commission

100 F. Street N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K being filed November 7, 2024, of ParkerVision, Inc. and agree with the statements made therein concerning MSL, P.A. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ MSL, P.A.